Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of October 12, 2026 (the “Effective Date”), by and between Orion Group Holdings, Inc., a Delaware corporation (the “Company”), and Alison G. Vasquez (“Key Employee”). The Company and Key Employee are collectively referred to herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company has identified Key Employee as a key executive who is an integral part of the Company’s operations and management;

WHEREAS, Key Employee currently serves as the Company’s Executive Vice President, Chief Financial Officer; and

WHEREAS, it is in the mutual best interests of the Company and Key Employee to enter into this Agreement and to set forth the terms and conditions of Key Employee’s continued employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1    Definitions.

(a)    “Base Salary” means Key Employee’s annual base salary described in Section 2.3(a).

(b)    “Board” means the Board of Directors of the Company.

(c)    “Cause” means:

(i)    a material breach by Key Employee of this Agreement, the Company’s code of conduct, or other Company policies, including policies relating to confidentiality and reasonable workplace conduct;

(ii)    the commission of a criminal act by Key Employee against the Company or any of its subsidiaries or affiliates, including fraud, embezzlement, or theft;

(iii)    the conviction, plea of no contest or nolo contendere, deferred adjudication, or unadjudicated probation of Key Employee for any felony or any crime involving moral turpitude; or

(iv)    Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board, the Chief Executive Officer, or another authorized supervisor, in each case consistent with the terms of this Agreement, but only to the extent such failure or refusal is not remedied within thirty (30) days after Key Employee’s receipt of written notice from the Company describing the failure or refusal in reasonable detail.

(d)    “Change in Control” means the occurrence of any of the following events:

(i)    A “change in the ownership of the Company,” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a change in the ownership of the Company (or a change in the effective control of the Company within the meaning of Section 1.1(d)(ii)). An increase in the effective percentage of stock owned by any one person, or persons acting as a group, resulting from a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. The following acquisitions will not constitute a Change in Control under this Section 1.1(d)(i): (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (B) any acquisition by investors in the Company immediately prior to such acquisition for financing purposes, as determined by the Committee in its sole discretion. This Section 1.1(d)(i) applies only when there is a transfer or issuance of stock of the Company and stock in the Company remains outstanding after the transaction.

(ii)    A “change in the effective control of the Company,” which will occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company, except for (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (y) any acquisition by investors in the Company immediately prior to such acquisition for financing purposes, as determined by the Committee in its sole discretion; or (B) a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. If any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 1.1(d)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a change in the effective control of the Company or a change in the ownership of the Company within the meaning of Section 1.1(d)(i).

(iii)    A “change in the ownership of a substantial portion of the Company’s assets,” which will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued under Section 409A, will not constitute a Change in Control.

For purposes of this Section 1.1(d), the provisions of Section 318(a) of the Code regarding constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this Section 1.1(d), and except as otherwise provided in an award agreement, the term “Company” includes (A) the Company, (B) the entity for which Key Employee performs services, and (C) an entity that is a stockholder owning more than fifty percent (50%) of the total fair market value and total voting power (a “Majority Shareholder”) of the Company or the entity identified in clause (B), or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in clause (B).

Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences under Section 409A, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Committee” means the Compensation Committee of the Board.

(g)    “Disability” means Key Employee’s disability within the meaning of the Company’s long-term disability plan. Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences under Section 409A, Key Employee will not be considered to have incurred a Disability unless Key Employee is disabled within the meaning of Section 409A.

(h)    “Good Reason” means, without Key Employee’s consent:

(i)    a material reduction of Key Employee’s Base Salary (excluding any across-the-board, proportional reduction that applies to substantially all other executive officers of the Company); provided, that for purposes of this Section 1.1(h)(i), “material” means a reduction of five percent (5%) or more;

(ii)    a material reduction of Key Employee’s duties from those in effect as of the Effective Date or as subsequently agreed to by Key Employee and the Company in writing; or

(iii)    the relocation of Key Employee’s primary work site to a location more than fifty (50) miles from Key Employee’s primary work site as of the Effective Date;

provided, that Key Employee will have Good Reason only if (A) Key Employee provides written notice to the Company of the existence of the Good Reason event within thirty (30) days after its initial existence, (B) the Company fails to remedy the circumstances giving rise to the Good Reason event within sixty (60) days after receiving such notice, and (C) Key Employee’s employment terminates within thirty (30) days after the Company’s failure to remedy the circumstances in accordance with clause (B).

(i)    “Protection Period” means the twelve (12)-month period following the occurrence of a Change in Control.

(j)    “Restricted Period” means (i) if Key Employee is terminated for Cause or voluntarily resigns without Good Reason, the twelve (12)-month period immediately following Key Employee’s last day of employment; (ii) if Key Employee is terminated Without Cause or voluntarily resigns for Good Reason outside the Protection Period, the twelve (12)-month period immediately following Key Employee’s last day of employment; or (iii) if Key

Employee is terminated Without Cause or voluntarily resigns for Good Reason during the Protection Period, the twenty-four (24)-month period immediately following Key Employee’s last day of employment.

(k)    “Section 409A” means Section 409A of the Code and the applicable Treasury Regulations and administrative guidance issued thereunder.

(l)    “Without Cause” means termination by the Company of Key Employee’s employment in the Company’s sole discretion for any reason other than Key Employee’s death or Disability and other than a termination based upon Cause.

1.2    Interpretations.  In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; (b) a reference to any Article or Section means such Article or Section of this Agreement; (c) the word “including” (and, with correlative meaning, “include”) means including without limiting the generality of any description preceding that term; and (d) words in the singular include the plural and vice versa, as the context requires.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1    Term.  The term of this Agreement will commence on the Effective Date and continue through 11:59 p.m., Central Time, on December 31, 2026 (the “Initial Term”). Beginning on January 1, 2027, and on each January 1 thereafter, the term of this Agreement will automatically renew for an additional twelve (12)-month period (each, a “Renewal Term”), unless the Company, acting through the Board or an authorized committee of the Board, provides Key Employee written notice of nonrenewal in accordance with Section 4.6 at least sixty (60) days before the expiration of the then-current Initial Term or Renewal Term. A Board or committee determination not to renew this Agreement will not be effective unless the required written notice is timely given. The Board or an authorized committee will review Key Employee’s performance and the terms of this Agreement at least six (6) months before the expiration of each Renewal Term; provided, that any failure to conduct such review will not prevent automatic renewal. Notwithstanding any other provision of this Agreement, Key Employee’s employment may be terminated at any time in accordance with ARTICLE III. The period from the Effective Date through the expiration of this Agreement or, if earlier, the termination of Key Employee’s employment, regardless of the time or reason for such termination, is referred to herein as the “Employment Period.” The expiration or nonrenewal of this Agreement will end the Employment Period but will not, by itself, terminate Key Employee’s employment; unless separately terminated, Key Employee’s employment thereafter will continue on an at-will basis on terms determined by the Company.

2.2    Position, Duties and Services.  During the Employment Period, Key Employee will serve as Executive Vice President and Chief Financial Officer of the Company, with such duties, authority, and responsibilities as are customarily associated with those positions and such other duties, authority, and responsibilities as may be assigned from time to time by the Chief Executive Officer or the Board consistent with Key Employee’s positions. Key Employee will report to the Chief Executive Officer and will have customary access and reporting responsibilities to the Board and its committees. Key Employee’s principal place of employment will be the Company’s offices in Houston, Texas, subject to reasonable business travel. Key Employee will devote substantially all of Key Employee’s business time and attention to the performance of Key Employee’s duties for the Company and will perform those duties diligently and to the best of Key Employee’s abilities.

Key Employee represents to the Company that: (a) the execution and delivery of this Agreement and the performance of Key Employee’s duties hereunder do not and will not constitute a breach of, conflict with, or otherwise contravene or cause a default under any other agreement or policy to which Key Employee is a party or otherwise bound, or any judgment, order, or decree to which Key Employee is subject; (b) Key Employee has no information, including confidential information or trade secrets, relating to any other person or entity that would prevent Key Employee from entering into this Agreement or carrying out Key Employee’s duties hereunder, or would give rise to a violation of another agreement or arrangement by virtue of doing so; and (c) except for agreements with the Company that are expressly superseded by this Agreement, Key Employee is not bound by any employment, consulting, competitive-activity, confidentiality, trade-secret, or similar agreement with any other person or entity that would prevent Key Employee from entering into this Agreement or carrying out Key Employee’s duties hereunder. Key Employee understands that the Company will rely upon the accuracy and truth of these representations.

2.3    Compensation.

(a)    Base Salary. During the Employment Period, Key Employee will receive an initial Base Salary at the rate of Four Hundred Eighty Thousand Dollars ($480,000) per annum or, if greater, at Key Employee’s annual base-salary rate in effect immediately before the Effective Date, payable in periodic installments in accordance with the Company’s normal payroll practices and procedures. The Base Salary may be reviewed and adjusted by the Company from time to time.

(b)    Annual Bonus. During the Employment Period, Key Employee will be eligible to participate in the Company’s NEO Bonus Plan, or any successor plan, with an annual target bonus opportunity equal to seventy-five percent (75%) of Base Salary. The amount of any annual bonus actually earned and payable will be determined in accordance with the applicable plan based on the achievement of performance goals established by the Committee and the Committee’s determinations under the plan.

(c)    Long-Term Incentive Compensation. During the Employment Period, Key Employee will be eligible to be considered for annual equity or other long-term incentive awards under the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan, as amended, or any successor plan. The annual equity awards historically associated with Key Employee’s position have had an aggregate target value of approximately $675,000 and an award mix of approximately forty percent (40%) restricted shares and sixty percent (60%) performance share units; provided, that the amount, form, terms, conditions, and mix of any award will be determined by the Committee in its discretion and will be governed by the applicable plan and award agreement. Nothing in this Section 2.3(c) constitutes a grant, promise, or guarantee of any award or limits the Committee’s authority under any applicable plan.

(d)    Vehicle and Mobile-Phone Benefits. During the Employment Period, Key Employee will be entitled to a monthly vehicle allowance of $1,250, a Company fuel card in accordance with applicable Company policy, and a monthly mobile-phone stipend of $50. These benefits may be adjusted by the Company from time to time.

(e)    Employee Benefit Plans. During the Employment Period, Key Employee will be provided the opportunity to participate, on the same basis as other similarly situated executives, in the employee and executive benefit plans and programs made available by the Company in its discretion, including the Company’s Medical Expense Reimbursement Plan, in each case in accordance with the eligibility and participation provisions of such plans and programs as in effect from time to time. The Company reserves the right to amend or terminate any employee benefit plan, policy, program, or arrangement, consistent with its terms, at any time and for any reason without providing Key Employee prior notice.

(f)    Expenses. During the Employment Period, Key Employee will be entitled to reimbursement of all reasonable business expenses incurred by Key Employee in accordance with the Company’s policies, practices, and procedures. Any reimbursement will be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement during any calendar year will not affect the amount eligible for reimbursement in any other calendar year, and no reimbursement right will be subject to liquidation or exchange for another benefit.

(g)    Clawback. All incentive-based compensation and other compensation paid or payable to Key Employee will be subject to the Company’s Clawback Policy (ORN LEG020), as amended or superseded from time to time, and any other compensation-recovery, forfeiture, or recoupment policy required by applicable law, regulation, or stock-exchange rule or otherwise adopted by the Company and applicable to Key Employee. The Company may recover compensation from Key Employee and take any other action required or permitted under any such policy, including by offset to the extent permitted by applicable law and Section 409A.

2.4    Severance Benefit.  Key Employee will be entitled to receive the severance benefits, if any, described in ARTICLE III upon a termination of employment during the term of this Agreement, provided that Key Employee satisfies the applicable requirements of ARTICLE III. For the avoidance of doubt, the expiration or nonrenewal of the Initial Term or any Renewal Term, without a separate termination of employment by the Company Without Cause or by Key Employee for Good Reason during the term of this Agreement, will not constitute an involuntary termination Without Cause or any other termination giving rise to severance benefits.

ARTICLE III

EARLY TERMINATION

3.1    Death.  Upon Key Employee’s death during the Employment Period, Key Employee’s employment and this Agreement will terminate, and Key Employee’s estate or beneficiaries, as applicable, will be entitled to (a) payment of Base Salary through the date of termination, (b) reimbursement of any outstanding business expense eligible for reimbursement, and (c) any benefits payable under the employee benefit plans specified in Section 2.3(e) in which Key Employee participates, in each case in accordance with the applicable plan or arrangement.

3.2    Disability.  If Key Employee incurs a Disability during the Employment Period, the Company may terminate Key Employee’s employment, in which case this Agreement will terminate and Key Employee will be entitled to (a) payment of Base Salary through the date of termination, (b) long-term disability benefits under any long-term disability policy provided to similarly situated employees for which Key Employee is eligible and in which Key Employee has elected to participate, (c) reimbursement of any outstanding business expense eligible for reimbursement, and (d) any benefits payable under the employee benefit plans specified in Section 2.3(e) in which Key Employee participates, in each case in accordance with the applicable policy, plan, or arrangement.

3.3    Termination for Cause or Voluntary Resignation Without Good Reason.  If Key Employee’s employment is terminated during the term of this Agreement for Cause, or if Key Employee voluntarily resigns without Good Reason, Key Employee will be entitled to receive (a) Base Salary through the date of termination, (b) any benefits payable under the employee benefit plans specified in Section 2.3(e) in which Key Employee participates, and (c) reimbursement of any outstanding business expense eligible for reimbursement. The amounts and benefits described in clauses (a), (b), and (c) are referred to collectively as the “Accrued Obligations.”

3.4    Termination Without Cause or for Good Reason Outside the Protection Period.  Subject to Section 3.7, if, during the term of this Agreement, the Company terminates Key Employee’s employment Without Cause or Key Employee terminates employment for Good Reason, and in either case Section 3.5 does not apply, Key Employee will be entitled to receive (a) the Accrued Obligations; (b) continued payment of Base Salary for twelve (12) months in accordance with the Company’s standard payroll practices; (c) monthly payments of $2,500 for twelve (12) months to cover transitional expenses; (d) monthly payments for twelve (12) months equal to Key Employee’s monthly vehicle allowance described in Section 2.3(d); and (e) a lump-sum payment equal to any earned but unpaid annual bonus for the Company’s most recently completed fiscal year, determined under the NEO Bonus Plan. The Accrued Obligations will be paid when due under applicable law and the governing plans and policies and will not be conditioned on the release described in Section 3.7. Subject to Sections 3.7 and 3.10, the payments and benefits described in clauses (b) through (e) will begin or be paid, as applicable to the stated form of each payment or benefit, on the sixtieth (60th) day immediately following Key Employee’s termination of employment. The first payment of Base Salary under clause (b) will include all installments that would have been paid under the Company’s standard payroll practices between the termination date and that first payment date, and the remaining installments will thereafter be paid on the Company’s regular payroll dates during the balance of the twelve (12)-month period measured from the termination date.

3.5    Termination Without Cause or for Good Reason During the Protection Period.  Subject to Section 3.7, if, during the term of this Agreement and during the Protection Period, the Company terminates Key Employee’s employment Without Cause or Key Employee terminates employment for Good Reason, Key Employee will be entitled to receive (a) the Accrued Obligations; (b) a lump-sum payment equal to thirty-six (36) months of Base Salary; (c) a lump-sum payment equal to thirty-six (36) times $2,500 to cover transitional expenses; (d) a lump-sum payment equal to thirty-six (36) times Key Employee’s monthly vehicle allowance; (e) a lump-sum payment equal to three (3) times the annual bonus earned by Key Employee under the NEO Bonus Plan or any predecessor or successor plan for the most recently completed fiscal year before Key Employee’s termination date, whether or not paid as of the termination date; and (f) notwithstanding any contrary provision of an award agreement, including an award agreement entered into after the Effective Date, accelerated vesting of all outstanding equity awards held by Key Employee immediately before such termination, with any performance goals associated with such awards deemed achieved at the maximum performance level; provided, that each such award will settle in accordance with its terms. The Accrued Obligations will be paid when due under applicable law and the governing plans and policies and will not be conditioned on the release described in Section 3.7. Subject to Sections 3.7 and 3.10, the payments and benefits described in clauses (b) through (f) will begin or be paid, as applicable to the stated form of each payment or benefit, on the sixtieth (60th) day immediately following Key Employee’s termination of employment. There will be no duplication of amounts paid under this Section 3.5 with amounts paid or payable under Section 3.4. For the avoidance of doubt, the total severance benefits payable under this Agreement in connection with a termination during the Protection Period will not exceed the amounts described in this Section 3.5.

3.6    Termination of Company’s Obligations.  Upon termination of Key Employee’s employment for any reason, the Company’s obligations under this Agreement will terminate and Key Employee will be entitled to no compensation or benefits under this Agreement other than as provided in this ARTICLE III. Notwithstanding such termination, the Parties’ obligations under this ARTICLE III, including Section 3.8, and any other provision that by its nature is intended to survive termination, will remain in full force and effect.

3.7    Release.  Notwithstanding the foregoing provisions of this ARTICLE III, Key Employee will be entitled to the additional severance benefits specified in Section 3.4 or Section 3.5—that is, all payments and rights in addition to the Accrued Obligations—only if Key Employee timely executes, delivers, and does not revoke a waiver and release of claims in a form reasonably acceptable to the Company. The waiver and release must be executed and delivered to the appropriate Company representative on or before the fiftieth (50th) day immediately following Key Employee’s termination of employment, but no earlier than the date of termination, and any applicable revocation period must expire without revocation. If this fifty (50)-day period plus any applicable revocation period spans two calendar years, then, regardless of when Key Employee executes and delivers the release or when the revocation period expires, the severance benefits specified in Section 3.4 or Section 3.5 will not commence or be paid until the second calendar year. Nothing in the release may prohibit or restrict Key Employee from engaging in any activity protected under Section 3.8(b).

3.8    Post-Employment Restrictive Covenants, Confidentiality and Non-Solicitation.

(a)    Agreement Regarding Competitive Activity. In consideration of the Company’s binding promise to provide Key Employee with Confidential Information, as defined in Section 3.8(b), the other mutual promises contained in this Agreement (including the severance benefits in this ARTICLE III, to which Key Employee acknowledges Key Employee would not otherwise have a right), and Key Employee’s continued employment with the Company, Key Employee agrees that, if (i) Key Employee’s employment is terminated and (ii) subject to compliance with this Section 3.8, Key Employee is entitled to receive, has received, or is receiving the severance benefits described in Section 3.4 or Section 3.5, Key Employee will not, during the applicable Restricted Period (extended by any period during which Key Employee is in violation of this Section 3.8), carry on or conduct any activity that competes with the Company or any of its subsidiaries or affiliates in any geographic area in which the Company or any of its subsidiaries or affiliates conducts business at the time of termination. Key Employee will not conduct or engage in such business individually or on Key Employee’s own account; as a partner or joint venturer; as an employee, agent, consultant, or salesperson for any other person or entity; as an officer or director of a corporation; or as a shareholder in a corporation in which Key Employee owns ten percent (10%) or more of any class of stock.

(b)    Confidential Information. The Company makes a binding promise, not conditioned upon continued employment, to provide Key Employee with certain confidential and proprietary information above and beyond any such information Key Employee previously received (“Confidential Information”). Key Employee will not, directly or indirectly, at any time during or after the Employment Period, reveal, divulge, make known to any person or entity, or use for Key Employee’s personal benefit, including for soliciting business, any Confidential Information acquired during the Employment Period concerning the financial, business, or other affairs of the Company or any of its subsidiaries or affiliates, including any list or record of persons or entities with which the Company or any subsidiary or affiliate has dealings, other than (i) information already in the public domain through no violation of this Agreement; (ii) information of a type not considered confidential by persons engaged in the same or a similar business; or (iii) information that Key Employee is required to disclose by law, legal process, or an authorized governmental or regulatory entity. Key Employee will, at any time requested by the Company during employment or within two years thereafter, promptly deliver to the Company all memoranda, notes, reports, lists, electronically stored information, and other documents, and all copies thereof, relating to the business of the Company or any of its subsidiaries or affiliates that Key Employee possesses or controls.

Nothing in this Agreement prohibits or restricts Key Employee from: (i) communicating with, cooperating with, or providing information to the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Department of Justice, Congress, any agency inspector general, or any other federal, state, or local governmental or regulatory authority; (ii) filing a charge, complaint, or report with any such authority; (iii) participating in any investigation or proceeding conducted by any such authority; (iv) making disclosures protected under applicable whistleblower laws; or (v) receiving an award from a governmental authority for information provided to it, in each case without notice to or authorization from the Company. Pursuant to the U.S. Defend Trade Secrets Act of 2016, Key Employee will not be held criminally or civilly liable under any federal or state trade-secret law for disclosing a trade secret (A) in confidence to a federal, state, or local government official, directly or indirectly, or to an attorney, solely for reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding. If Key Employee files a retaliation lawsuit for reporting a suspected violation of law, Key Employee may disclose the Company’s trade secrets to Key Employee’s attorney and use them in the proceeding if any document containing the trade secret is filed under seal and the trade secret is not otherwise disclosed except under court order. Nothing in this paragraph authorizes disclosure of communications protected by the Company’s attorney-client privilege unless applicable law otherwise permits such disclosure.

(c)    Non-Solicitation. During the Employment Period and the applicable Restricted Period (extended by any period during which Key Employee is in violation of this Section 3.8), Key Employee will not, directly or indirectly: (i) induce or attempt to induce any employee of the Company to leave the Company’s employ; (ii) interfere with the relationship between the Company and any such employee; (iii) employ or otherwise engage any such employee as an employee, independent contractor, or otherwise, except to the extent the employee responds independently to a general public solicitation without inducement or encouragement by Key Employee; or (iv) induce or attempt to induce any customer, supplier, licensee, or other person or entity that has done business with the Company during the twenty-four (24) months before Key Employee’s last day of employment to cease doing business with the Company or otherwise interfere with the relationship between the Company and any such person or entity.

(d)    Reasonableness of Restrictions. Key Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time periods set forth in this Section 3.8 are reasonable and no broader than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests, and that enforcement will not cause Key Employee undue hardship or unreasonably interfere with Key Employee’s ability to earn a livelihood. If a court determines that any portion of this Section 3.8 is invalid or unenforceable, the remainder will not be affected and will be given full effect. If a court determines that any restriction is unreasonable because of its duration, geographic area, or scope, the court is authorized to reform the restriction to the maximum duration, geographic area, and scope enforceable under applicable law and enforce the restriction as reformed.

(e)    Enforcement. If Key Employee becomes employed or engaged by an entity that is not a subsidiary or affiliate of the Company (a “Successor Employer”) during the Restricted Period, Key Employee will provide the Successor Employer a copy of this Agreement and notify the Company of such employment or engagement within thirty (30) days. Key Employee agrees that an actual or threatened breach of this Section 3.8 would cause irreparable harm for which money damages would not provide an adequate remedy. In addition to any other remedies available at law or in equity, the Company may institute proceedings to obtain damages, specific performance, temporary or permanent injunctive relief, or other appropriate relief, without the necessity of proving actual damages or posting bond except as required by applicable law.

3.9    Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, if Key Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided under this ARTICLE III, together with any other payments and benefits Key Employee has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder, beginning with benefits payable in cash, will be reduced (but not below zero) so that the present value of the total amounts and benefits received by Key Employee will be $1.00 less than three times Key Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and no portion will be subject to the excise tax imposed by Section 4999 of the Code. The Board will determine in good faith whether a reduction is necessary. If a reduced cash payment is made and, through error or otherwise, the payment, when aggregated with other relevant payments and benefits from the Company, exceeds $1.00 less than three times Key Employee’s base amount, Key Employee will immediately repay the excess to the Company upon notification of the overpayment. The Company will not be responsible for, or have any liability or obligation with respect to, Key Employee’s excise-tax liabilities under Section 4999 of the Code.

3.10    Section 409A.  Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended either to comply with Section 409A or to be exempt from Section 409A and will be construed and administered in accordance with that intent. Any payments under this Agreement that may be excluded from Section 409A as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment.

To the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision providing for payment upon or following termination unless the termination also constitutes a “separation from service” within the meaning of Section 409A, and references to a “termination,” “termination of employment,” “separation from service,” or similar term will mean a separation from service. If, upon separation from service, Key Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after separation from service will instead be paid in the seventh month following separation from service, to the extent required by Section 409A(a)(2)(B)(i). Any amounts delayed under the preceding sentence will be accumulated and paid in a lump sum on the first business day of the seventh month following separation from service, and any remaining payments will thereafter be made on their otherwise applicable schedule.

To the extent that any right to reimbursement of expenses or payment of an in-kind benefit under this Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A: (a) the reimbursement will be made no later than the last day of the taxable year following the taxable year in which the expense was incurred; (b) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit; and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year will not affect the amount eligible to be provided in any other taxable year.

The Company makes no representation that the payments and benefits provided under this Agreement are exempt from or compliant with Section 409A, and nothing in this Agreement will be interpreted or construed to transfer any liability for any tax, interest, or penalty, including any amount due because of a failure to comply with Section 409A, from Key Employee to the Company or any other person or entity.

ARTICLE IV

MISCELLANEOUS

4.1    Governing Law and Forum.  This Agreement is governed by and will be construed in accordance with the laws of the State of Texas, without regard to its conflict-of-laws principles. Subject to either Party’s right to seek temporary or preliminary injunctive relief in any court of competent jurisdiction, each Party irrevocably submits to the exclusive jurisdiction of the state courts located in Harris County, Texas, and the United States District Court for the Southern District of Texas, Houston Division, for any action or proceeding arising out of or relating to this Agreement, and each Party waives any objection based on venue or inconvenient forum.

4.2    Amendment and Waiver.  The provisions of this Agreement may be amended, modified, or waived only by a written instrument signed by the Company and Key Employee. No course of conduct or failure or delay in enforcing any provision will be construed as a waiver or affect the validity, binding effect, or enforceability of this Agreement or any provision hereof. Notwithstanding the foregoing, the Company may amend Section 3.8 without Key Employee’s prior written consent to the extent the Company determines in good faith that such amendment is necessary or advisable to comply with applicable law; provided, that no such amendment will expand the scope or duration of Key Employee’s obligations beyond the maximum enforceable scope or duration permitted by applicable law.

4.3    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to that jurisdiction, be ineffective only to the extent of the prohibition or unenforceability without invalidating or affecting the remaining provisions. Any prohibition or unenforceability in one jurisdiction will not invalidate or render unenforceable the provision in any other jurisdiction.

4.4    Entire Agreement; Existing Rights.  This Agreement embodies the complete agreement and understanding between the Parties with respect to its subject matter and, effective as of the Effective Date, supersedes and preempts all prior understandings, agreements, or representations, written or oral, relating to such subject matter, including Key Employee’s offer letter dated May 23, 2025, the severance schedule attached thereto as Exhibit B, and the Confidentiality & Non-Solicitation Agreement dated May 23, 2025. The foregoing supersession does not impair any Base Salary, bonus, benefit, reimbursement, or other compensation earned and vested before the Effective Date, or any right or remedy of the Company arising from a breach occurring before the Effective Date of Key Employee’s obligations concerning confidential information, trade secrets, Company property, or post-employment conduct. Except as expressly provided in Section 3.5, this Agreement does not supersede or preempt the NEO Bonus Plan, the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan (or any successor plan), any employee benefit plan, any outstanding equity award or award agreement, any applicable indemnification agreement, any indemnification rights under the Company’s organizational documents or applicable law, or any rights under applicable directors’ and officers’ liability insurance, each of which will continue to be governed by its terms.

4.5    Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made under this Agreement all federal, state, local, and other taxes required by law, governmental regulation, or ruling, and all other normal employee deductions made with respect to the Company’s employees generally.

4.6    Notices.  Any notice provided for in this Agreement must be in writing and must be personally delivered, transmitted by email, mailed by first-class mail (postage prepaid and return receipt requested), or sent by a nationally recognized overnight courier service (charges prepaid) to the recipient at the address indicated below, or at another address or to the attention of another person specified by the recipient by prior written notice. A notice will be deemed given and received when delivered personally; when receipt is electronically confirmed if transmitted by email; five (5) days after deposit in the U.S. mail; or one (1) business day after deposit with a nationally recognized overnight courier service.

If to the Company:

Orion Group Holdings, Inc.
2940 Riverby Road, Suite 400
Houston, Texas 77020
Attention: General Counsel and Corporate Secretary
Email: eearle@orn.net
Copy to: Chief Executive Officer

If to Key Employee:

To the address most recently on file in the Company’s payroll records and the email address indicated below Key Employee’s signature line.

4.7    Headings.  The paragraph headings have been inserted for convenience only and will not be used for interpretive purposes.

4.8    Actions by the Board.  Any determination or other action required of the Board under this Agreement that relates specifically to Key Employee’s employment by the Company or the terms and conditions of such employment will be made by the members of the Board other than Key Employee, if Key Employee is then a member of the Board, and Key Employee will not have any right to vote or decide upon the matter.

4.9    Construction.  The language used in this Agreement will be deemed the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

4.10    Successors and Assignment.  This Agreement is personal to Key Employee and may not be assigned by Key Employee. The Company may assign this Agreement to an affiliate or to a successor to all or substantially all of the business or assets of the Company, whether by merger, reorganization, sale, or otherwise; provided, that the Company will require any such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had occurred. No assignment will release the Company from its obligations unless the assignee has expressly assumed those obligations. Subject to the foregoing, this Agreement will bind and benefit the Parties and their respective heirs, personal representatives, successors, and permitted assigns.

4.11    Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against any Party whose signature appears thereon, and all of which together will constitute one instrument. This Agreement may be executed by any electronic signature complying with the U.S. Electronic

Signatures in Global and National Commerce Act, as amended. Signatures delivered by facsimile or electronically will be effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

avasquez@orn.net
COMPANY: ORION GROUP HOLDINGS, INC. By: /s/ Travis J. Boone __________________________________ Name: Travis J. Boone Title: President and Chief Executive Officer	KEY EMPLOYEE: By: /s/ Alison G. Vasquez __________________________________ Name: Alison G. Vasquez Email: avasquez@orn.net